Exhibit 11.  Statement re: computation of per share income (loss)

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


                              1995                    1996                      1997
                     ---------------------    ---------------------     ------------
                      Basic       Diluted       Basic      Diluted       Basic      Diluted

Net income (loss)      $ 6,063,080  $ 6,063,080  $2,479,922  $ 2,479,922  $(7,132,161) $(7,132,161)
                         =========    =========   =========    =========   ===========  ===========

Weighted average
   number of shares
   outstanding           6,074,788    6,074,788   7,068,314    7,068,314    7,468,758    7,468,758
Incremental shares
   from the assumed
   exercise of dilutive
   stock options                -       383,291         -        121,027         -            -
Common shares
   assumed to have
   been repurchased,
   treasury stock method        -      (284,814)        -        (26,950)        -            -
Weighted average
   common and common
   equivalent shares
   outstanding           6,074,788    6,173,265   7,068,314    7,162,391    7,468,758   7,468,758
                         =========    =========   =========    =========    =========   =========
Net income (loss)
   per share           $      1.00  $       .98  $      .35 $        .35  $      (.95)  $    (.95)
                              ====          ===          ===         ===         =====       =====

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